Exhibit (d)(oo)(1)

PACIFIC SELECT FUND

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT made effective May 1, 2014, to the Subadvisory Agreement made May 1, 2014 by and among Lord, Abbett & Co. LLC, a Delaware Limited Liability Company (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the same meaning given to them in the Agreement.

WHEREAS, the Subadviser, the Investment Adviser and the Trust (collectively, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree that the Agreement is amended as follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

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PSF Lord Abbett Amend. No.1	Page 1 of 2

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: SVP, Fund Advisor Operations		Title: Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan	By:
	Name: Lawrence H. Kaplan		Name:
	Title: Member		Title:

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: Vice President		Title: Secretary

PSF Lord Abbett Amend. No.1	Page 2 of 2

Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective:	May 1, 2014

Portfolio:	Small-Cap Growth Portfolio

The Investment Adviser will pay to the Subadviser a monthly fee for its services based on the following:

(a) The annual percentage of the combined* average daily net assets of the Small-Cap Growth Portfolio and the Pacific Life Funds PL Small-Cap Growth Fund according to the following schedule:

Rate%	Break Point (assets)
0.600%	on the first $100 million
0.450%	on the next $150 million
0.400%	on excess

(b) Multiplied by the combined* average daily net assets of the Small-Cap Growth Portfolio and the Pacific Life Funds PL Small-Cap Growth Fund for the relevant calendar month.

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

*	Assets are combined only while the Subadviser is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Pacific Select Fund Small-Cap Growth Portfolio only.

A-1